Exhibit 3(i)(8)

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 22 day of Dec 2005 in this office of this Division and hereby issued This Certificate thereof
Examiner ______ Date 12-23-05
Kathy Berg
Kathy Berg
Division Director

AMENDMENT

EXPEDITE

RECEIVED
DEC 2 2 2005

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION OF UNITED HERITAGE CORPORATION

To the Division of Corporations
State of Utah

Pursuant to the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, the corporation hereinafter names (the "Corporation") does hereby adopt the following Articles of Amendment

1 The name of the Corporation is United Heritage Corporation.

2 The Effective Time and Date for the Amendment is 8 00 a.m. on December 22, 2005

3. Article III of the Articles of Incorporation of the Corporation is hereby amended to delete the text which states:

12-22-05 P12 55 RCVD

A. The purposes for which this corporation is organized are to engage in and carry on the business of the research, design, development, manufacture and marketing of medical, health care and other products, and to purchase, acquire, own, hold, lease, mortgage, encumber, sell and dispose of any and all kinds and character of real, personal and mixed property.

B This corporation shall have all of the powers granted or allowed by the Utah Business Corporation Act, as may be amended from time to time, and all of the powers necessary or convenient to effect any or all of the purposes for which this corporation is organized

C This corporation shall have power to acquire by purchase, exchange, gift, bequest, subscription or otherwise, and to hold, own, mortgage, pledge, hypothecate, sell, assign, transfer, exchange or otherwise dispose of or deal in or with its own corporate securities or stock or other securities, including, without limitation, any shares of stock, bonds, debentures, notes, mortgages, or other obligations, and any certificates, receipts or other instruments representing rights or interests therein or any property or assets created or issued by any person, firm, association, or corporation, or any government or subdivisions, agencies or instrumentalities thereof; to make payment therefor in any lawful manner or to issue in exchange therefor its own securities or to use its unrestricted and unreserved earned surplus and/or unrestricted and unreserved capital surplus for the purchase of its own shares, and to exercise as owner or holder of any securities, any and all rights, powers and privileges in respect thereof.

D. This corporation shall have power to act as fully and to the same extent as a natural person might, or could do, in any part of the world as principal, agent, partner,

general or limited, trustee or otherwise, either alone or in conjunction with any person, firm or corporation

and to replace it with the following.

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Utah Revised Business Corporation Act

4 The designation, the number of outstanding shares, the number of shares entitled to be cast by the voting group on the said amendment, and the number of votes of the voting group indisputably represented at the meeting at which the said amendment was approved are as follows

The date of adoption of the aforesaid amendment by the shareholders was December 19, 2005 The record date was November 17, 2005.

(a) Designation of voting group: Common Stock

(b) The number of shares of Common Stock issued and outstanding as of November 17, 2005. 19,343,010

(c) The number of shares of Common Stock entitled to vote on the amendment· 19,343,010

(d) The number of shares of common stock indisputably represented at the meeting 19,343,010

5. The total number of votes cast for and against the Amendment to revise Article III by the voting group entitled to vote on the said amendment is as follows·

(a) Designation of voting group· Common Stock

(b) The number of votes of the voting group cast for the amendment 18,111,368

(c) The number of votes of the voting group cast against the amendment. 119,486

6. The amendment was adopted with shareholder approval as the said number of votes cast for the amendment was sufficient for the approval thereof by the said voting group

7. Article IV of the Articles of Incorporation of the Corporation is hereby amended to add a new subsection (d) to read as follows.

Simultaneously with the effective date of this amendment (the "Effective Date") each share of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without an action on the part of the holder thereof be reclassified as and changed in one-third (1/3) of a share of the Corporation's

Common Stock, par value equal to the par value of the Old Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation A holder of Old Certificates shall receive, in lieu of any fraction of a share of New Common Stock to which the holder would otherwise be entitled, a cash payment therefore equal to the average of the high and low trading prices for the Corporation's Common Stock over the five trading days immediately prior to the Effective Date, as reported on the Nasdaq Stock Market (or in the event the Corporation's Common Stock is not so traded on the Effective Date, such average of the high and low trading prices on the next preceding day on which the Corporation's Common Stock was traded on the Nasdaq Stock Market). The Corporation may retain a third party to collect and pool fractional share interests, sell the same and return payment to the holders of the interests If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered In the event that the Corporation's transfer agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the transfer agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the transfer agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of the New Common Stock into which and for which the shares of Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

The date of adoption of the aforesaid amendment by the shareholders was December 19, 2005 The record date was November 17, 2005.

8 The designation, the number of outstanding shares, the number of shares entitled to be cast by the voting group on the said amendment, and the number of votes of the voting group indisputably represented at the meeting at which the said amendment was approved are as follows

(a) Designation of voting group: Common Stock

(b) The number of shares of Common Stock issued and outstanding as of November 17, 2005· 19,343,010

(c) The number of shares of Common Stock entitled to vote on the amendment 19,343,010

(d) The number of shares of common stock indisputably represented at the meeting 19,343,010

9 The total number of votes cast for and against the Amendment to add Article IV(d) by the voting group entitled to vote on the said amendment is as follows·

(a) Designation of voting group: Common Stock

(b) The number of votes of the voting group cast for the amendment· 18,021,027

(c) The number of votes of the voting group cast against the amendment 204,855

10. The amendment was adopted with shareholder approval as the said number of votes cast for the amendment was sufficient for the approval thereof by the said voting group

Executed on December 19, 2005.

UNITED HERITAGE CORPORATION

By: [signature]
WALTER G. MIZE, PRESIDENT